Exhibit 10.47

1101 Market Street, Chattanooga, Tennessee 37402

July 17, 2025

Rebecca C. Tolene

Dear Ms. Tolene,
This letter is to notify you of changes to your compensation, effective July 28, 2025. The compensation components for your EVP & General Counsel role are as follows:
Your salary will be $665,000.

Your Executive Annual Incentive Plan (EAIP) opportunity will be 70%.
You will be issued new Long-Term Incentive Performance (LTI-P) grants in the amount of
$902,500 for the FY24-26 cycle and $902,500 for the FY25-27 cycle. Each is based on a target award of $902,500 for your role. These grants will replace the previously awarded FY24-26 and FY25-27 LTI-P grants. Your existing FY23-25 LTI-P grant will remain in place and will vest and pay out as prescribed in the respective grant notice. Actual LTI-P payouts will be based on scorecard results.
You will be issued new Long-Term Retention (LTI-R) grants in the amount of $303,000 for the FY24-26 cycle and $387,000 for the FY25-27 cycle, based on a target award of $387,000 for your role. These grants replace the previously awarded FY24-26 and FY25-27 retention grants. More details of your new retention grants will be provided in new retention grant notices. Your FY23-25 retention grant will remain in place and will vest and pay out as prescribed in the respective grant notice.

Regards,

/s/ Donald Moul

Donald Moul
President & Chief Executive Officer

cc: Executive Compensation Human Resources